Exhibit 10.29
                     __, 20__
[Name of Recipient]
[Address]
Notice of Grant of Performance-Based Deferred Stock
Dear [Name]:
Congratulations! You have been granted a performance-based deferred stock award (the “Award”) pursuant to the terms and conditions of the attached Verint Systems Inc. (the “Company”) Performance-Based Deferred Stock Award Agreement (the “Agreement”) and the 2010 Israeli Supplement. Your Award entitles you to shares of common stock of the Company (“Common Stock”) on certain dates subject to the vesting and other terms and conditions of the Agreement and the 2010 Israeli Supplement. The details of your Award are specified below and in the attached Agreement.

Granted To:	[Name]
ID#	[ID Number]

Grant Date:	[Date]
Effective Date:	[Date]

Number of shares of Deferred Stock Granted:	[Number] (Target shares) [Number][1] (Additional shares for overachievement) [Number] (Maximum shares)

Price Per Share:	U.S.$0.00

Vesting Schedule:	The Deferred Stock granted hereby shall vest on the dates set forth in the Agreement (the “Vesting Dates”), upon the achievement of specified performance goals; provided, however, that if the following event (the “Vesting Event”) has not occurred when Restricted Stock Units would otherwise vest (upon the achievement of such performance goals), such Restricted Stock Units will not vest until such event has occurred: the Company has sufficient available capacity under one or more of its existing equity plans or a new shareholder-approved equity incentive plan for all equity awards approved on the date of this award, on May 20, 2009, on March 4, 2009, and on May 28, 2008, in each case, which remain outstanding at such time, to vest in compliance with the Nasdaq restriction which provides that only legacy Witness employees and new Company hires since May 25, 2007 may receive awards under the Witness Systems, Inc. Amended & Restated Stock Incentive Plan assumed by the Company in connection with the merger with Witness.

[1]	Not to exceed 100% of the Target Number of shares (i.e., if the Target Number of shares is 100, the opportunity for additional shares may not exceed 100, for a grand total of 200).

Delivery of Shares:	Regardless of the vesting of your Award and regardless of the terms set forth in the Agreement, in no event will the shares of common stock underlying your Award be delivered to you until the Company has made available to you an effective registration statement under the Securities Act of 1933, as amended, relating to the shares.

Restrictions on Re-Sale:	Regardless of the vesting of your Award, in no event will you be allowed to re-sell the shares underlying this grant of Deferred Stock until the Company has an effective registration statement under the Securities Act of 1933, as amended, relating to the shares desired to be sold.

Termination Date:	Notwithstanding any other provision of this Notice of Grant or of the related Performance-Based Deferred Stock Award Agreement, if shares of Deferred Stock have not vested by the tenth anniversary of the Grant Date, such shares of Deferred Stock shall be forfeited by Grantee as of such date.

Tax Track:	Capital Gains Tax Track Through a Trustee
1.	The Deferred Stock and any additional rights including, without limitation, any share bonus that shall be distributed to you in connection with the Award (the “Additional Rights”), shall be allocated on your behalf to the Trustee, ESOP Management and Trust Services LTD., Company number 513699538 (the “Trustee”).

2.	The Deferred Stock and Additional Rights shall be allocated on your behalf to the Trustee under the provision of the Capital Gains Tax Track and will be held by the Trustee for the period (the “Holding Period”) stated in Section 102 of the Income Tax Ordinance, 1961 and the Income Tax Regulations (Tax Relieves in Allocation of Shares to Employees), 2003 promulgated thereunder (“Section 102”).
3.	If you sell or withdraw the Deferred Stock or Additional Rights from the Trustee before the end of the Holding Period (which shall be referred to as a “Violation”), you shall pay income tax at your marginal rate on the profits derived from the Deferred Stock or Additional Rights plus payments to the National Insurance Institute and Health Tax. You many also be required to reimburse the Company or your employing or engaging company, as the case may be, (the “Employing Company”) for the employer portion of the payments to the National Insurance Institute, plus any legally required linkage and interest. You also may be required to reimburse the Employing Company for any other expenses that the Employing Company shall bear as a result of a Violation.
4.	The Deferred Stock and/or the Additional Rights are granted to you and allocated to the Trustee according to the provisions of Section 102, the Agreement, the 2010 Israeli Supplement and the Hebrew version of the Trust Agreement signed between the Company and the Trustee, a copy of which has been made available to you and is made a part of this notice. This Award may additionally be subject to the terms of an equity incentive plan of the Company, if so resolved by the Company.
5.	The Award is granted to you on the condition that you sign the Approval of the Designated Grantee, which constitutes a part of this Notice of Grant, below.

Verint Systems Inc.
By:
Name:
Title:

APPROVAL OF THE DESIGNATED GRANTEE:
I hereby agree that all the Deferred Stock and Additional Rights granted to me pursuant to the Award shall be allocated to the Trustee under provisions of the Capital Gains Tax Track and shall be held by the Trustee for the period stated in Section 102 and in accordance with the provisions of the Trust Agreement, or for a shorter period if an approval is received from the tax authorities.
I am aware of the fact that upon termination of my Continuous Service with the Employing Company, I shall not have a right to the Deferred Stock or the Additional Rights, except as specified in the Performance-Based Deferred Stock Award Agreement.
I hereby confirm that:
1.	I have read the Performance-Based Deferred Stock Award Agreement and I understand and accept the terms and conditions thereof. I am also aware that the Company is agreeing to grant me the Award and allocate it on my behalf to the Trustee based on this confirmation;
2.	I understand the provisions of Section 102 and the applicable tax track of this grant of Award;
3.	I agree to the terms and conditions of the Hebrew version of the Trust Agreement a copy of which has been made available to me;
4.	Subject to the provisions of Section 102, I confirm that I shall not sell, nor transfer from the Trustee, the Deferred Stock or Additional Rights before the end of the Holding Period;
5.	If I shall sell, or withdraw from the Trust, the Deferred Stock or the Additional Rights before the end of the Holding Period as defined in Section 102 (a “Violation”), either (A) I shall reimburse the Employing Company within three (3) days of its demand for the employer portion of the payment by the Employing Company to the National Insurance Institute plus linkage and interest in accordance with the law, as well as any other expense that the Employing Company shall bear as a result of the said Violation (all such amounts defined as the “Payment”) or (B) I agree that the Employing Company may, in its sole discretion, deduct such amounts directly from any monies to be paid to me as a result of my disposition of the Deferred Stock or the Additional Rights.
By my signature below, I hereby acknowledge my receipt of this Award granted on the date shown above, which is issued to me subject to the terms and conditions of the Agreement and the 2010 Israeli Supplement. I further acknowledge receipt of a copy of a Performance-Based Deferred Stock Award Agreement, the 2010 Israeli Supplement, the Trust Agreement (in Hebrew), and the summary information sheet (in Hebrew). I agree that the Award is subject to all of the terms and conditions this Notice of Grant of Deferred Stock, the 2010 Israeli Supplement, and the Agreement (including any equity plan referred to therein).

Signature:	Date:

VERINT SYSTEMS INC.
PERFORMANCE-BASED DEFERRED STOCK AWARD AGREEMENT
This Performance-Based Deferred Stock Award Agreement (“Agreement”) governs the terms and conditions of the Performance-Based Deferred Stock Award (the “Award”) specified in the Notice of Grant of Performance-Based Deferred Stock (the “Notice of Grant”) delivered herewith entitling the person to whom the Notice of Grant is addressed (“Grantee”) to receive from Verint Systems Inc. (the “Company”) the targeted number of shares of performance-based Deferred Stock indicated in the Notice of Grant (and the opportunity to earn additional shares of Deferred Stock if targeted performance is exceeded, as described herein, if provided for in the Notice of Grant), subject to the terms and conditions of this Agreement.
1	DEFERRED STOCK; VESTING
1.1	Grant of Performance-Based Deferred Stock.
(a)	Subject to the terms of this Agreement and the 2010 Israeli Supplement, the Company hereby grants to Grantee the targeted number of shares of performance-based Deferred Stock indicated in the Notice of Grant (the “Target Shares”), vesting of which depends upon the Company’s performance during each Performance Period (defined below), as specified for each such Performance Period.
(b)	Grantee’s right to receive all, any portion of, or more than the Target Shares will be contingent upon the Company’s achievement of specified levels of Revenue measured over the following periods (each, a “Performance Period” and, collectively, the “Performance Periods”):
(i)	Payment of the first one-third of the Target Shares (the “2009 Shares”) will be contingent upon the achievement of specified levels of Revenue during the period from February 1, 2010 through January 31, 2011 (the “2010 Period”);
(ii)	Payment of the second one-third of the Target Shares (the “2010 Shares”) will be contingent upon the achievement of specified levels of Revenue during the period from February 1, 2011 through January 31, 2012 (the “2011 Period”); and
(iii)	Payment of the final one-third of the Target Shares (the “2011 Shares”) will be contingent upon the achievement of specified levels of Revenue during the period from February 1, 2012 through January 31, 2013 (the “2012 Period”).

(c)	The applicable “Revenue” definition and target, “Threshold” level, and “Maximum level” (as described below) for each Performance Period will be set by the Board of Directors of the Company (the “Board”) or a committee thereof designated to administer the Award (the “Committee”) prior to the conclusion of each such Performance Period, and to the extent practicable, within the first 90 days of each such Performance Period and will be attached in a performance matrix (the “Performance Matrix”) as an exhibit to this Agreement. A sample Performance Matrix is set forth on Exhibit A hereto.
(d)	If and when the shares of Deferred Stock vest in accordance with the terms of this Agreement and the Notice of Grant without forfeiture, and upon the satisfaction of all other applicable conditions as to the Deferred Stock, one share of Common Stock shall be issuable to Grantee for each share of Deferred Stock that vests on such date (the “Shares”). Notwithstanding the foregoing, no Shares will be delivered following the vesting of shares of Deferred Stock until the Delivery Condition (as defined below) has been satisfied. Any fractional share of Deferred Stock remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share. No expiration of the restrictions set forth in this Agreement shall affect the restrictions contained in the 2010 Israeli Supplement (including, without limitation, the restrictions on the Grantee’s right to hold the Shares directly or to sell or otherwise dispose of the Shares prior to the expiration of the Holding Period (as hereinafter defined)), which shall be in addition to and separate from the restrictions contained in this Agreement.
1.2	Vesting of Performance-Based Deferred Stock.
(a)	Below Threshold. If upon conclusion of the relevant Performance Period, Revenue for that Performance Period falls below the “Threshold” level, as set forth in the applicable Performance Matrix, no shares of Deferred Stock for that Performance Period shall become vested.
(b)	Between Threshold and Target. If, upon conclusion of the relevant Performance Period, Revenue for that Performance Period equals or exceeds the “Threshold” level, but is less than the “Target” level, as set forth in the applicable Performance Matrix, a portion of the Target Shares eligible for vesting during such Performance Period (of between the percentage specified on the Performance Matrix opposite the “Threshold” Revenue level and 100%) will vest based on where actual Revenues for such Performance Period fall between the “Threshold” level and the “Target” level. If the foregoing calculation would result in the vesting of a fraction of a share, the result of the calculation will be rounded down to the nearest whole share.

(c)	Between Target and Maximum. If, upon the conclusion of the relevant Performance Period, Revenue for that Performance Period equals or exceeds the “Target” level, but is less than the “Maximum” level, as set forth in the applicable Performance Matrix, 100% of the Target Shares for such Performance Period will become vested, plus, if the Notice of Grant indicates that shares in excess of the Target Shares are eligible to be earned, an additional number of shares of Deferred Stock (of between 0% and the maximum percentage of the Target Shares for such Performance Period specified on the Performance Matrix opposite the “Maximum” Revenue level) based on where actual Revenues for such Performance Period fall between the “Target” level and the “Maximum” level. If the foregoing calculation would result in the vesting of a fraction of a share, the result of the calculation will be rounded down to the nearest whole share.
(d)	Equals or Exceeds Maximum. If the Notice of Grant indicates that shares in excess of the Target Shares are eligible to be earned, and upon conclusion of the relevant Performance Period, Revenue for that Performance Period equals or exceeds the “Maximum” level, as set forth in the applicable Performance Matrix, the maximum percentage of the Target Shares for such Performance Period specified on the Performance Matrix opposite the “Maximum” Revenue level shall become vested.
(e)	Determination of Earned Award. Within 60 days following the Board’s receipt of the Company’s audited financial statements covering the relevant Performance Period, the Board or the Committee will determine (i) whether and to what extent the goals relating to Revenue have been satisfied for each Performance Period, (ii) the number of shares of Deferred Stock that shall have become vested hereunder and (iii) whether all other conditions to receipt of the Shares have been met. The Board or Committee’s determination of the foregoing shall be final and binding on Grantee absent a showing of manifest error. Notwithstanding any other provision of this Agreement, no Restricted Stock Units for a given Performance Period shall vest until the Board or Committee has made the foregoing determinations for such Performance Period (the date of such determination for each Performance Period, a “Vesting Date”). In the case of the 2012 Period, such determination shall not be final until on or after the third anniversary of the date of Board or Committee approval.
(f)	Other Vesting Provisions.
(i)	Any shares of Deferred Stock that do not become vested based on the foregoing provisions with respect to a given Performance Period will be automatically forfeited by Grantee without consideration.
(ii)	Notwithstanding the foregoing vesting provisions, if the following event has not occurred on the date shares of Deferred Stock would otherwise vest hereunder, such shares of Deferred Stock will not vest until such event has occurred: the Company has sufficient available capacity under one or more of its existing equity plans or a new shareholder-approved equity incentive plan for all equity awards approved on the date of this award, on May 20, 2009, on March 4, 2009, and on May 28, 2008, in each case, which remain outstanding at such time, to vest in compliance with the Nasdaq restriction which provides that only legacy Witness employees and new Company hires since May 25, 2007 may receive awards under the Witness Systems, Inc. Amended & Restated Stock Incentive Plan assumed by the Company in connection with the merger with Witness (the “Vesting Event”).

(iii)	Upon the occurrence of a Change in Control (other than a Hostile Change in Control), the Committee may, in its sole discretion, elect to accelerate the vesting of all unvested shares of Deferred Stock. In the event of a Hostile Change in Control, such accelerated vesting shall occur automatically upon the occurrence of such Hostile Change in Control (unless the Committee determines that it is impermissible under Israeli law). At any time before a Change in Control, the Committee may, without the consent of the Grantee (i) require the entity effecting the Change in Control or a parent or subsidiary of such entity to assume this Award or substitute an equivalent cash award therefor or (ii) terminate and cancel all outstanding shares of Deferred Stock upon the Change in Control. In connection with any such termination and cancellation of outstanding shares of Deferred Stock upon a Change in Control, the Committee may, in its discretion, cause the payment to the Grantee for each unvested share of Deferred Stock equal to the Fair Market Value of the Common Stock on the date of the Change in Control. For the purposes of this Section, shares of Deferred Stock under this Award shall be considered assumed if, following the closing of the Change in Control transaction, each share of Deferred Stock confers the right to receive cash in an amount equal to the consideration (if such consideration was cash) or the fair market value of the consideration (if such consideration was stock, other securities, or property) received in such transaction by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock).
1.3	Forfeiture.
(a)	Except as otherwise provided herein, Grantee’s right to receive any of the Deferred Stock is contingent upon his or her remaining in the Continuous Service of the Company or a Subsidiary or Affiliate through the end of the relevant Performance Period. If Grantee’s Continuous Service terminates for any reason, all shares of Deferred Stock which are then unvested shall, unless otherwise determined by the Board or the Committee in its sole discretion, be cancelled and the Company shall thereupon have no further obligation thereunder. In the event of any such forfeiture, all such forfeited Deferred Stock shall be cancelled. For the avoidance of doubt, subject to a separate written agreement between the parties, Grantee acknowledges and agrees that he or she has no expectation that any Deferred Stock will vest on the termination of his or her Continuous Service for any reason and that he or she will not be entitled to make a claim for any loss occasioned by such forfeiture as part of any claim for breach of his or her employment or service contract or otherwise.

(b)	A Grantee’s Continuous Service shall not be considered interrupted in the case of (i) transfers within the Company, its Subsidiaries, or Affiliates, or any successor thereto, or (ii) any change in status from employee, director, or consultant (to any other such status) so long as the provision of services to the Company, a Subsidiary, or Affiliate is not interrupted or terminated.
(c)	A Grantee’s Continuous Service shall not be considered interrupted in the case of any approved leave of absence. An approved leave of absence shall include sick leave, military leave, or any other leave that is required by statute or promised by contract, by Company policy, or by other authorization of the Company. Any other leave of absence will be considered unauthorized and Grantee’s Continuous Service will be considered terminated for purposes of this Agreement at the start of such unauthorized leave. Notwithstanding the foregoing, unless Grantee’s right to return from an authorized leave is guaranteed by statute or by contract, if an approved leave of absence exceeds six (6) months in any single Performance Period, Grantee will forfeit all of the shares of Deferred Stock that are or were eligible for vesting during such Performance Period, on the date such authorized leave exceeds six (6) months in duration; provided, however, that the Committee shall have discretion to waive the effect of the foregoing forfeiture provision or lengthen the six month period before a forfeiture occurs to the extent necessary to comply with applicable tax, labor, or other law or based on the particular facts and circumstances of the leave in question.
(d)	Notwithstanding any other provision of the Notice of Grant or of this Agreement, if shares of Deferred Stock have not vested by the tenth anniversary of the grant date, such shares of Deferred Stock shall be forfeited by Grantee as of such date. In the event of any such forfeiture, all such forfeited Deferred Stock shall be cancelled and the Grantee shall have no further right or claim to such Deferred Stock or the underlying Shares.
1.4	Custody; Delivery.
(a)	As soon as practicable after the Effective Date specified in the Notice of Grant, the Company shall direct that the Deferred Stock be registered in the name of and issued to ESOP Management and Trust Services LTD., Company number 513699538 (the “Trustee”) for the benefit of the Grantee in book entry format. All Deferred Stock and Shares underlying the same shall be held in the custody of the Trustee until the later of (i) the applicable Vesting Date (as defined in Paragraph 1.3) (assuming satisfaction of the Vesting Event on such date) and (ii) the time when the required holding period (the “Holding Period”) under the Capital Gains Track with a Trustee (as per the terms of the Israeli Tax Ordinance) as set forth in the 2010 Israeli Supplement has run and the Grantee has provided to the Company a written request to release the Shares.

(b)	As soon as administratively practicable following the vesting of shares of Deferred Stock in accordance with the terms of this Agreement, and subject to the satisfaction of all other applicable conditions, including, but not limited to, the payment by the Grantee of all applicable U.S., Israeli, or other withholding taxes, the Company shall issue the applicable Shares and, at its option, (i) deliver or cause to be delivered to the Trustee, or if the Holding Period has run and the Grantee has requested release of the shares in accordance with Paragraph 1.4(a), the Grantee, a certificate or certificates for the applicable Shares or (ii) transfer or arrange to have transferred the Shares to a brokerage account of the Trustee, or if the Holding Period has run and the Grantee has requested release of the shares in accordance with Paragraph 1.4(a), of the Grantee, designated by the Company. Notwithstanding the foregoing, in no event will the Shares be delivered until the Company has made available to you an effective registration statement under the Securities Act of 1933, as amended, relating to the Shares (“Delivery Condition”).
(c)	In addition, notwithstanding the foregoing, the issuance of Shares pursuant to a vesting of a share of Deferred Stock and the subsequent fulfillment of the Delivery Condition shall be delayed in the event (i) the Company reasonably anticipates that the issuance of Shares would constitute a violation of U.S. federal securities laws or other applicable law or Nasdaq rules or (ii) Grantee is subject to a Company-imposed trading blackout at such time. If the issuance and delivery of the Shares is delayed by the provisions of this paragraph, such issuance and delivery shall occur at the earliest date at which, as applicable: (x) the Company reasonably anticipates that doing so will not cause a violation of U.S. federal securities laws or other applicable law or Nasdaq rules and (y) Grantee is no longer subject to a Company-imposed trading blackout. For purposes of this paragraph, the issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code or other tax code applicable to Grantee is not considered a violation of applicable law.
(d)	For the avoidance of doubt, no vesting under this Agreement shall entitle the Grantee to take possession of any Shares or become the registered holder thereof until the Holding Period has ended. However, if a Grantee instructs the Trustee to sell the shares issued pursuant to the Award or transfer the Shares from the Trustee to the Grantee prior to the end of the Holding Period, then the tax consequences in Section 102(b)(4) of the Israeli Income Tax Ordinance shall apply to the Grantee.

1.5	Restrictions.
(a)	Except as provided herein, the Trustee or Grantee, as applicable (the “Holder”) shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Company’s Common Stock) issuable under the Award unless and until the Award is settled by the issuance of such Shares.
(b)	The shares of Deferred Stock may not be transferred in any manner other than by will or by the laws of descent and distribution. Any attempt to dispose of the Deferred Stock or any interest in the same in a manner contrary to the restrictions set forth in this Agreement shall be void and of no effect.
(c)	Regardless of the vesting of your Award, in no event shall Grantee be allowed to re-sell any shares of Common Stock underlying this grant of Deferred Stock until the Company has an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to the shares desired to be sold.
(d)	For the avoidance of doubt, the foregoing restrictions shall be in addition to, and separate from, the restrictions contained in the 2010 Israeli Supplement (including, without limitation, the restrictions on the Grantee’s right to hold the Deferred Stock or the Shares directly or to sell or otherwise dispose of the Deferred Stock or the Shares prior to the expiration of the Holding Period).
1.6	Tax; Withholding.
(a)	The Company, or its authorized delegates, shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company or a subsidiary thereof with respect to any income recognized by Grantee with respect to the Deferred Stock or the issuance of the underlying Shares.
(b)	Neither the Company nor any Subsidiary, Affiliate or agent makes any representation or undertaking regarding the treatment of any tax or withholding in connection with the grant or vesting of the Award or the subsequent sale of Shares subject to the Award. The Company and its Subsidiaries and Affiliates do not commit and are under no obligation to structure the Award to reduce or eliminate Grantee’s tax liability.
(c)	Grantee shall be required to meet any applicable tax withholding obligation, whether United States federal, state, local, Israeli or otherwise, including any employment tax obligations or social security obligations (the “Tax Withholding Obligation”), prior to any event in connection with the Award (e.g., vesting, delivery...etc.) that the Company determines may result in any Tax Withholding Obligation, and the Company reserves the right to determine the method or methods by which such Tax Withholding Obligations will be satisfied together with any associated timing or other details required to effectuate such method or methods.

(d)	Grantee is ultimately liable and responsible for all taxes owed by Grantee in connection with the Award, regardless of any action the Company or any of its Subsidiaries, Affiliates or agents takes with respect to any tax withholding obligations that arise in connection with the Award. Accordingly, Grantee agrees to pay to the Company or its relevant Subsidiary or Affiliate as soon as practicable, including through additional payroll withholding (if permitted under applicable law), any amount of required tax withholding that is not satisfied by any such action of the Company or its Subsidiary or Affiliate.
(e)	The Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to the use of shares of Common Stock to satisfy tax withholding obligations as it deems necessary or appropriate to facilitate and promote the conformity of the Holder’s transactions under the Agreement (and the 2010 Israeli Supplement) and this Agreement with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, if such rule is applicable to transactions by the Holder and with the Israeli Tax Ordinance.
2	CERTAIN DEFINITIONS
Defined terms used herein and not otherwise defined in the body of this Agreement are defined in Appendix A hereto.
3	REPRESENTATIONS OF GRANTEE
Grantee hereby represents to the Company that Grantee has read and fully understands the provisions of this Agreement, and Grantee acknowledges that Grantee is relying solely on his or her own advisors with respect to the tax consequences of this Award. Grantee acknowledges that this Agreement has not been reviewed or approved by any regulatory authority in his or her country of residence or otherwise.

4	NOTICES
All notices or communications under this Agreement shall be in writing, addressed as follows:
To the Company:
Verint Systems Inc.
330 South Service Road
Melville, NY 11747-3201
U.S.A.
(631) 962-9600 (phone)
(631) 962-9623 (fax)
Attn: Chief Legal Officer
To Grantee:
as set forth in the Company’s payroll records
Any such notice or communication shall be (a) delivered by hand (with written confirmation of receipt) or sent by a nationally recognized overnight delivery service (receipt requested) or (b) sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shall determine the time at which notice was given. Grantee will promptly notify the Company in writing upon any change in Grantee’s address.
5	ASSIGNMENT; BINDING AGREEMENT
This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Grantee and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Grantee or the Trustee.
6	ENTIRE AGREEMENT; AMENDMENT
This Agreement, 2010 Israeli Supplement and the Notice of Grant represent the entire agreement of the parties with respect to the subject matter hereof, except that the Committee reserves the right, in its sole discretion, to make the Award and this Agreement subject to the terms of an equity incentive plan of the Company so long as the terms of such equity incentive plan do not contradict any of the provisions of the Agreement, 2010 Israeli Supplement, or the Notice of Grant in any material respect. This Agreement or the Notice of Grant may be amended by the Committee without the consent of Grantee or the Trustee except in the case of an amendment adverse to Grantee, in which case Grantee’s consent shall be required. Notwithstanding the foregoing, however, the Committee shall have the power to adopt regulations for carrying out this Agreement and to make changes in such regulations, as it shall, from time to time, deem advisable. In addition, any interpretation by the Committee of the terms and provisions of this Agreement and the administration thereof, and all action taken by the Committee, shall be final and binding.

7	GOVERNING LAW
This Agreement shall be governed by the laws of the state of New York, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction. Each party to this Agreement hereby consents and submits himself, herself or itself to the jurisdiction of the courts of the state of New York for the purposes of any legal action or proceeding arising out of this Agreement. Nothing in this Agreement shall affect the right of the Company to commence proceedings against the Grantee in any other competent jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon the Grantee in any manner authorized by the laws of any such jurisdiction. The Grantee irrevocably waives:
(a) any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section; and
(b) any claim that any such action, suit or proceeding has been brought in an inconvenient forum.
8	SEVERABILITY
Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement shall remain in full force and effect.
9	ONE-TIME GRANT; NO RIGHT TO CONTINUED SERVICE OR PARTICIPATION; EFFECT ON OTHER PLANS
Grantee’s award of Deferred Stock is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. Neither this Agreement nor the Notice of Grant shall confer upon Grantee any right with respect to continued service with the Company, a Subsidiary or Affiliate, nor shall it interfere in any way with the right of the Company a Subsidiary or Affiliate to terminate Grantee’s Continuous Service at any time. Payments received by Grantee pursuant to this Agreement and the Notice of Grant shall not be considered salary or other compensation for purposes of any severance pay or similar allowance and shall not be included in the determination of benefits under any pension, group insurance or other benefit plan of the Company or any Subsidiaries or Affiliate in which Grantee may be enrolled or for which Grantee may become eligible, except as otherwise required by law, as may be provided under the terms of such plans or as determined by the Board of Directors of the Company.

10	NO STRICT CONSTRUCTION
No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the 2010 Israeli Supplement, this Agreement, the Notice of Grant or any rule or procedure established by the Committee.
11	USE OF THE WORD “GRANTEE”
Wherever the word “Grantee” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the Trustee or the executors, the administrators, or the person or persons to whom the Deferred Stock may be transferred by will or the laws of descent and distribution, the word “Grantee” shall be deemed to include such person or persons.
12	FURTHER ASSURANCES
Grantee agrees to, and shall cause the Trustee to, upon demand of the Company or the Committee, do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the 2010 Israeli Supplement.
13	AMENDMENT TO MEET THE REQUIREMENTS OF SECTION 409A ET AL
Grantee acknowledges that, to the extent applicable, the Company, in the exercise of its sole discretion and without the consent of Grantee, may amend or modify this Agreement in any manner and delay the payment of any amounts payable pursuant to this Agreement to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Internal Revenue Service or U.S. Treasury Department regulations or guidance, or any other applicable equivalent tax law, rule, or regulation, as the Company deems appropriate or advisable.
14	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION
In the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in the corporate structure of the Company affecting Common Stock, or any distribution to stockholders other than a regular cash dividend, the Board shall make appropriate adjustment in the number and kind of shares to which the Deferred Stock relates and any other adjustments to the Award as it determines appropriate. No fractional shares of Deferred Stock shall be awarded pursuant to such an adjustment.

15	CONSENT TO TRANSFER PERSONAL DATA
The Company and its Subsidiaries hold certain personal information about Grantee, that may include Grantee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock held in the Company, or details of any entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of implementing, managing and administering the Award or the Agreement (“Data”). The Grantee hereby agrees that the Company and/or its Subsidiaries may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Award or the Agreement, and the Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Award or the Agreement. These recipients may be located throughout the world, including outside the Grantee’s country of residence (or outside of the European Union, for Grantees located within the European Union). Such countries may not provide for a similar level of data protection as provided for by local law (such as, for example, European privacy directive 95/46/EC and local implementations thereof). Grantee hereby authorizes those recipients – even if they are located in a country outside of Grantee’s country of residence (or outside of the European Union, for Grantees located within the European Union) – to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing Grantee’s participation in the Award or the Agreement, including any requisite transfer of such Data as may be required for the administration of the Award or the Agreement and/or the subsequent holding of shares of stock on Grantee’s behalf by a broker or other third party with whom Grantee or the Company may elect to deposit any shares of stock acquired pursuant to the Award or the Agreement. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data and may, at any time, review Data, require any necessary amendments to it or withdraw the consent contained in this section by contacting the Company in writing. However, withdrawing or withholding consent may affect Grantee’s ability to participate in the Award or the Agreement. More information on the Data and/or the consequences of withholding or withdrawing consent can be obtained from the Company’s legal department.
END OF AGREEMENT

Appendix A
CERTAIN DEFINITIONS
For purposes of this Agreement, the following terms have the following meanings:
“1934 Act” means the Securities Exchange Act of 1934, as amended.
“Affiliate” means any entity other than the Subsidiaries in which the Company has a substantial direct or indirect equity interest, as determined by the Board.
“Change in Control” means (i) the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) shall approve (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company or (c) the adoption of any plan or proposal for the liquidation or dissolution of the Company; (ii) any person (as such term is defined in Section 13(d) of the 1934 Act), corporation or other entity other than the Company shall make a tender offer or exchange offer to acquire any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration, provided that (a) at least a portion of such securities sought pursuant to the offer in question is acquired and (b) after consummation of such offer, the person, corporation or other entity in question is the “beneficial owner” (as such term is defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 20% or more of the outstanding shares of Common Stock (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire Common Stock); (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board ceased for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (iv) the occurrence of any other event the Committee determines shall constitute a “Change in Control” hereunder.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock of the Company, par value $.001 per share, or such other class or kind of shares or other securities resulting from the application of Section 14 of the Agreement.

“Continuous Service” means that the provision of services to the Company or a Subsidiary or Affiliate in any capacity of employee, director or consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an employee, director or consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Subsidiary or Affiliate notwithstanding any required notice period that must be fulfilled before a termination as an employee, director or consultant can be effective under applicable labor laws. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Subsidiary or Affiliate, or any successor, in any capacity of employee, director or consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Subsidiary or Affiliate in any capacity of employee, director or consultant. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.
“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(a) If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The Nasdaq Global Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Committee) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(b) If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board or Pink Sheets) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, or if no closing sales price was reported on that date, the closing sale price on the immediately preceding trading date; or
(c) In the absence of an established market for the Common Stock of the type described in (a) and (b), above, the Fair Market Value thereof shall be determined by the Committee in good faith.
“Hostile Change in Control” means any Change in Control that is not approved or recommended by the Board.
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company (or any subsequent parent of the Company) if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

EXHIBIT A
Performance Matrix for 20[__] Period
20[_____] shares of Deferred Stock:
[Number] (Target shares)
[Number]2 (Additional shares for overachievement)
[Number] (Maximum shares)
Definition of “Revenue” for period (e.g., Consolidated GAAP revenue including/excluding the following items...):

Target “Revenue” for 20[__] Period: $

Percent of 20[__]
Revenue Achieved in 20[__] Period	Target Shares Vesting
Threshold ([__]% of 20[__] Target Revenues)	[__]	%
Target (100% of 20[__] Target Revenues)	100%
Maximum ([__]% of 20[__] Target Revenues)	[__]	%[3]

[2]	Not to exceed 100% of the Target Number of shares (i.e., if the Target Number of shares is 100, the opportunity for additional shares may not exceed 100, for a grand total of 200).

[3]	Not to exceed 200% (i.e., if the Target Number of Shares is 100, the opportunity for additional Shares may not exceed 100, for a grand total of 200 Shares). If the Notice of Grant does not make additional shares available for over-performance, replace this line of the table with “Maximum: Not Applicable”.